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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 15

           Certification and notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                  of the Securities and Exchange Act of 1934

                         COMMISSION FILE NO.: 333-46235
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                        Production Resource Group, L.L.C.
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            (Exact name of registrant as specified in its charter)

         539 Temple Hill Rd, New Windsor, NY 12553       914-567-5700
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             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                   11-1/2% Senior Subordinated Notes due 2008
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           (Title of each class of securities covered by this form)

                                       N/A
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          (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)    /X/            Rule 12h-3(b)(1)(ii)   / /
   Rule 12g-4(a)(1)(ii)   / /            Rule 12h-3(b)(2)(i)    / /
   Rule 12g-4(a)(2)(i)    / /            Rule 12h-3(b)(2)(ii)   / /
   Rule 12g-4(a)(2)(ii)   / /            Rule 15d-6             / /
   Rule 12h-3(b)(1)(i)    / /

Approximate number of holders of record as of the certification or
notice date:        25
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Pursuant to the requirements of the Securities Exchange Act of 1934, Production
Resource Group, L.L.C. has caused this certification/notice to be signed on behalf of the Registrant by the undersigned duly authorized person.


Date:     March 16, 2000                     By: Robert A. Manners, Sr. V.P. and
                                                  General Counsel